EXHIBIT INDEX

Exhibit 3.1

MGIC Investment Corporation
Amendments to Bylaws
Adopted: July 23, 2014
(Effective upon the Retirement of Curt Culver as CEO, Expected to be March 1, 2015)

Section 4.01 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:

4.01. Description of Officers. The principal officers of the corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, as authorized from time to time by the Board of Directors, a Controller, a Secretary and a Treasurer and such other officers and agents as the Board of Directors may from time to time determine necessary, each of whom shall be chosen by the Board of Directors. The Board of Directors may also authorize any duly authorized officer to appoint one or more officers or assistant officers. Any number of offices may be held by the same person.

Section 4.05 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:

4.05. Chairman of the Board. The Board of Directors may from time to time elect or appoint from among its members a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and at all meetings of the Board of Directors. (If there is no Chairman of the Board or if the Chairman of the Board is not available, the Board shall determine which of its members shall preside at meetings of shareholders and meetings of the Board.) The Chairman of the Board shall also perform such other duties as may be assigned or delegated by the Board of Directors from time to time.

Section 4.06 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:

4.06. Chief Executive Officer. Subject to the oversight of the Board of Directors, the Chief Executive Officer shall, in general, supervise and control the business and affairs of the corporation. The Chief Executive Officer shall also in general perform such other duties as may be assigned herein and as may be assigned or delegated by the Board of Directors from time to time. The Chief Executive Officer shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint and remove such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation and to delegate authority to them. The Chief Executive Officer shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize the President, any Executive Vice President or any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead.

Section 4.07 of the Amended and Restated Bylaws is amended and restated in its entirety to read as follows:

4.07. President. The President shall be the Chief Operating Officer of the corporation. The President shall have authority, subject to such rules as may be prescribed by the Board of Directors and as may be limited by the Chief Executive Officer, to appoint and remove such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation and to delegate authority to them. The President shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Executive Vice President or any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead. In general the President shall perform all duties incident to the office of President and Chief Operating Officer and such other duties as may be assigned or delegated by the Chief Executive Officer from time to time.